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                                                                     EXHIBIT 5.1

                               [Letterhead of PWC]


The Board of Directors
Fairfax Financial Holdings Limited
95 Wellington Street West
Suite 800
Toronto, Ontario
M5J 2N7


August 11, 2003

Dear Sirs:

We consent to inclusion or incorporation by reference in this Amendment No. 1 to the Form F-10 of Fairfax Financial Holdings Limited (the "Company") of our report dated February 10, 2003, relating to the consolidated balance sheets of the Company as at December 31, 2002 and 2001 and the related consolidated statements of earnings, retained earnings and cash flows for each of the years in the three year period ended December 31, 2002 and the reference to our name in the Experts section of the registration statement.

Yours truly,

/s/ PricewaterhouseCoopers LLP
Chartered Accountants